Exhibit 10.1

STOCK YARDS BANK & TRUST COMPANY
DIRECTOR NONQUALIFIED
DEFERRED COMPENSATION PLAN
(as Amended and Restated in 2006)

Section 1--Purpose

      Stock Yards Bank and Trust Company (the "Company") adopts the Plan set forth herein as a 2006 amendment and restatement of a plan previously in effect on an Adoption Agreement and related "Director Nonqualified Excess Benefit Plan Document" dated March 1, 2004 (the "2004 Plan"), to provide a means by which Directors of the Company and its parent, SYB Bancorp, Inc. ("Directors") may elect to defer receipt and income taxation of current fees for service as Directors.

The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code (the "Code").

      In light of proposed regulations and other guidance recently issued by the Internal Revenue Service under Code Section 409A, the Company now desires to amend and restate the Plan in its entirety, to bring the Plan into compliance with such guidance and to make minor clarifying changes, effective as of January 1, 2005 except as otherwise provided herein. Any individual who was a Participant with an Account in the 2004 Plan immediately prior to the effective date of this restatement shall continue to be a Participant in the Plan on and after such effective date.

      Account balances accumulated prior to December 31, 2004, along with all interest credited thereto, were separately accounted for under this Plan. Effective upon the adoption of this 2006 Amended and Restated Plan, the provisions set forth herein shall control all Account balances regardless of when such funds were accumulated.

Section 2--Definitions

As used in the Plan, including this Section 2, references to one gender shall include the other and, unless otherwise indicated by the context:

      2.1      "Active Participant" means a Participant in the Plan, other than a Participant who has had a Termination of Service, or a Participant whom the Committee has determined is no longer be eligible for the Plan.

      2.2      "Annual Enrollment Period" shall mean the period during which a Director must enroll to make Deferrals which, with respect to any Plan Year, shall be the period prior to the first day of the Plan Year, or, in the case of those who are elected Directors for the first time after the first day of a Plan Year, the period ending 30 days after their election.

2.3 "Beneficiary" means the person, persons, entity or entities designated or determined pursuant to the provisions of Section 13 of the Plan.

2.4 "Board" means the Board of Directors of Stock Yards Bank and Trust Company.

2.5 "Code" means the Internal Revenue Code of 1986, as amended.

2.6 "Committee" means a committee appointed by the Board to serve hereunder or, if not specifically appointed, the Executive Compensation Committee of the Board of the Company.

      2.7      "Crediting Date" means the date for crediting the amount of any Participant Deferral Credits to the Account of a Participant. Any such amounts may be credited to the Account of a Participant on any day that securities are traded on a national securities exchange.

      2.8      "Deferral Credits" means the amounts credited as soon as practicable after each fee payment date to the Participant's Account by the Company pursuant to the provisions of Section 4.1 based on a Participant's Election Form.

      2.9      "Deferred Compensation Account" or simply "Account" means the total account maintained with respect to each Participant under the Plan, including any amounts designated as an In-Service Account. The Account shall be credited with Participant Deferral Credits and credited or debited for deemed investment gains or losses, and adjusted for payments in accordance with the rules and elections in effect under Section 8.

2.10 "Effective Date" shall be March 1, 2001, the date the Plan was first effective. This amendment and restatement of the Plan shall be effective January 1, 2005, except as otherwise provided herein.

      2.11      "Election Form" shall mean the form or electronic enrollment process established from time to time by the Committee that a Participant uses to make a Deferral election under the Plan, and to designate when first eligible hereunder (or, pursuant to a 2006 transition rule set forth in Section 6.4) a payment form election as among the options available for Account payments or to designate in advance of any Plan Year that some or all of the Deferral Credits for that Plan Year should be allocated to an In-Service Account.

      2.12      "Company" means Stock Yards Bank and Trust Company, and any other Company that is a member of controlled group of business or businesses under common control (within the meaning of Section 414(c) of the Code) with Stock Yards Bank and Trust Company, which adopts this Plan for the benefit of its Directors. In such event, Stock Yards Bank and Trust Company shall be the only entity authorized or required to amend the Plan or administer it, and the other adopting companies shall be responsible solely for payments to its Directors who participate hereunder.

      2.13      "In-Service Account" means a separate sub-account of the Deferred Compensation Account to be kept for each Participant who has elected to designate all or a portion of one or more Plan Years' Deferral Credits to be withdrawn at a specified date as described in Section 5.3. The In-Service Account shall be adjusted in the same manner and at the same time as the Deferred Compensation Account under Section 8 and in accordance with the rules and elections in effect under Section 8.

2.14 "Participant" means a Director who has entered the Plan or who has an Account under the Plan.

2.15 "Plan" means The Stock Yards Director Deferred Compensation Plan, as herein set out or as duly amended hereafter.

2.16 "Plan Year" means the twelve-month period ending on the last day of December.

      2.17      "Specified Participant" means, effective April 1 of each year, any Participant who meets the ownership, officer and compensation thresholds of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and without regard to Section 416(i)(5) of the Code) with respect to the Company at any time during the twelve month period ending on December 31 of each year (the "identification date"). If the Participant meets these thresholds as of any identification date, the person is treated as a Specified Participant for the twelve-month period beginning on April 1 following the identification date. If the definition of Specified Participant is changed in Proposed Treasury Regulation 1-409A-1(i) or any successor guidance thereto, that changed definition shall control hereunder.

      2.18      "Spouse" means, except as otherwise provided in the Plan, a person who is the legally married spouse of a Participant. "Surviving Spouse" means the person to whom a Participant was legally married at the Participant's death and who survives the Participant.

2.19 "Trust" means the trust fund established pursuant to Section 10.2, if adopted by the Company.

      2.20      "Trustee" means the trustee, if any, named in the agreement establishing the Trust and such successor or additional trustee as may be named pursuant to the terms of the agreement establishing the Trust.

      2.21      "Termination of Service" shall mean the voluntary or involuntary severance from service with the Company and each trade or business (whether or not incorporated) that is required to be aggregated with the Company under rules similar to subsections (b) and (c) of Section 414 of the Code. The Committee shall determine, consistent with Code Section 409A and guidance issued thereunder, whether a change in status shall be considered a Termination of Service, and whether and when a sick leave, authorized leave of absence or other absence for military or government service constitutes a Termination of Service for purposes of this Plan (generally not before at least six months have elapsed).

      2.22      "Unforeseeable Emergency" means a severe financial hardship to the Participant arising as a result of events beyond the control of the Participant and resulting from (i) a sudden or unexpected illness or accident of the Participant, the Participant's Spouse or dependent (as defined in Section 152(a) of the Code), (ii) loss of the Participant's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances, all as determined in the sole discretion of the Committee in accordance with the Code.

Section 3--Participation

All Directors now serving or hereafter elected to such office by the Company are eligible to participate in the Plan.

Section 4--Credits to Deferred Compensation Account

      4.1      Deferral Credits. Each Active Participant may elect, by delivering an Election Form during the Annual Enrollment Period, to defer the receipt of his Director fees or other compensation for services by a dollar amount or any whole percentage of up to 100%. The amount of the Participant Deferral shall be credited by the Company to the Deferred Compensation Account (or, if so designated on the Election Form, In-Service Account) maintained for the Participant pursuant to Section 5.3. The Participant's Election Form shall become effective with respect to such Participant as of the first day of January following the date such form is received by the Committee (or, with respect to a Participant who is elected a Director and becomes eligible mid-Plan Year, at the first fee payment beginning after the Annual Enrollment Period has expired), and shall be irrevocable as of the end of the Annual Enrollment Period. The election of a Participant shall continue in effect for subsequent years until modified by the Participant as permitted in this Section 4.1, or until the earlier of the date the Participant incurs a Termination of Service or the first day of the Plan Year after the Participant ceases to be an Active Participant under the Plan. Fees payable after the last day of the Plan Year solely for services provided during the final fee payment period containing December 31, is treated for purposes of this Section 4.1 as a fee for services performed in the subsequent taxable year, and the subsequent Plan Year's Election Form, if any, shall be applied thereto.

Section 5--Distribution Events and Forms

      5.1      Termination of Service. If the Participant terminates service with the Company, the vested balance in the Account shall be paid to the Participant by the Company in a lump sum or in annual installments over no more than 10 years, as elected by the Participant at the later of (i) entry into this Plan, or (ii) before December 31, 2006, in accordance with Section 6.4. Distribution shall begin or be made within 60 days after Termination of Service, except that, no distribution shall be made earlier than six months after the Termination of Service with respect to a Specified Participant. Any payments to which a Specified Participant would be entitled during the first six months following Termination of Service shall be accumulated and paid on the first day of the seventh month following the date of Termination of Service.

      5.2      Death. If the Participant dies before incurring a Termination of Service, the Company shall pay a benefit to the Participant's Beneficiary in either a lump sum with 60 days following that event, or in annual installments over no more than 10 years, as elected by the Participant at the later of (i) entry into this Plan, or (ii) before December 31, 2006, in accordance with Section 6.4 hereof. If a Participant dies following his Termination of Service, and before all payments under the Plan have been made, the balance remaining in the Account shall continue to be paid by the Company to the Participant's Beneficiary in the same time and manner in effect prior to his death.

      5.3      In-Service Distributions. A Participant may designate in the Election Form during any Annual Enrollment Period to have a specified amount or percentage of the Participant's future Deferral Credit added to an In-Service Account for in-service distribution. The time and manner of the in-service distribution shall be specified by the Participant in the Election Form, as between a lump sum at a designated date or annual installments over not more than 6 years beginning at a designated date, provided that, the date so designated is no less than 3 years later than the Deferral Plan Year. Notwithstanding the foregoing, if a Participant incurs a Termination of Service or dies prior to the date on which the entire balance in the In-Service Account has been distributed, then the balance in the In-Service Account shall be distributed to the Participant in the same manner and at the same time as the remaining balance in the Account is distributed under Section 5.1 or 5.2.

      5.4      Unforeseeable Emergency. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full distribution of the Participant's Account from the Plan. The petition shall be accompanied by such documentation in support of the existence of an Unforeseeable Financial Emergency as the Committee shall require. The distribution shall not exceed the lesser of (i) the Participant's Account; and (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus any amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship resulting from the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the Committee in its sole discretion and in accordance with the Code approves the petition for a distribution, the distribution shall be made within 60 days after the date of approval. A distribution due to Unforeseeable Emergency shall not affect any Deferral election previously made by the Participant. If a Participant's Termination of Service occurs after a request is approved in accordance with this Section 5.4, but prior to distribution of the full amount approved, the approval of the request shall be automatically null and void and the benefits which the Participant is entitled to receive under the Plan shall be distributed in accordance with Section 5.1 or 5.2.

Section 6--Election of Payment Options

      6.1      Making Payment Elections. In the Participant's first Election Form (or, if later, in a special payment form election in 2006 in accordance with Section 6.4), the Participant shall elect the method under which the vested balance in the Account will be paid in the events of death or Termination of Service for other reasons. Absent a timely election, all payments hereunder will be in a lump sum, within 60 days after the payment triggering event (or after a 6 month delay, if to a Specified Participant). In all cases, the portion of a Participant's Account deemed invested in Company Stock (if any) shall be distributed in such stock in kind, and all other amounts due hereunder shall be paid in cash.

      6.2      Payment Dates. A payment shall be treated as made on the date specified for purposes of Section 409A of the Code, if it is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the date specified.

      6.3      Installments; Minimum Payments. If the Participant elects an installment payment option, the payment of each annual installment shall be made on the anniversary of the date of the first installment payment, and the amount of the annual installment shall be adjusted on such anniversary for credits or debits to the Participant's Account. Such adjustment shall be made by dividing the balance in the Account on such date by the number of annual installments remaining to be paid hereunder; provided that the last annual installment due under the Plan shall be the entire amount credited to the Participant's Account on the date of payment. Notwithstanding any such election (other than with respect to an In-Service Account paid prior to Termination of Service), if under the Participant's selected installment option annual payments would be less than $2,500 each, the Participant will receive annual installments equal to the greater of $2,500 and the remainder of his Account. Provided further, however, that a Participant with an Account of $10,000 or less at a Retirement or death that occurs on or after January 1, 2007, will be paid his benefit in a single lump sum regardless of any previous written election.

      6.4      Special 2006 Payment Form Election. Notwithstanding any provision of the Plan to the contrary, any Participant who has an Account in the Plan when this 2006 Amended and Restated Plan is adopted, and who does not otherwise become entitled to a payment under this Plan during 2006 (without regard to the special election in this Section), shall have an opportunity to make a new election to receive any benefits to which the Participant may become entitled in 2007 and thereafter in any of the payment forms described in Section 5. Such election must be made, in the form prescribed by the Committee, on or before December 31, 2006 and shall apply to the Participant's entire Account under the Plan, including any amounts accrued under the 2004 Plan. No election made under this Section 6.4 shall be given if effect if the Participant is entitled to any benefit payments on or before December 31, 2006, but any such election otherwise shall be considered irrevocable as of December 31, 2006. To the extent that any existing Participant fails to elect a payment form in accordance with the special election provisions of this 2006 Amended and Restated Plan on or before December 31, 2006, the benefits paid thereafter shall be paid only after Termination of Service, and then in a single lump sum.

      6.5      Payments in 2005 and 2006. Any Participant who becomes entitled to a payment of benefits in 2005 or 2006 under the terms of the Plan as in effect prior to this 2006 Amended and Restated Plan's adoption, shall have the timing and form of such distribution governed by the terms of the 2004 Plan without regard to or exercise of any discretion therein to change such timing or form from that elected in 2004 (or upon entry into the Plan, if later).

      6.6      Changes in Payment Form Elections. A Participant may delay an In-Service Account payment, or change the method of payment from a lump sum to installments (or vice versa) at death, subject to the following requirements:

6.6.1 The new election may not take effect until at least 12 months after the date on which the new election is made.

      6.6.2      If the new election relates to a payment other than on account of the death of the Participant or an Unforeseeable Emergency, the new election must provide for the deferral of the payment for a period of at least five years from the date such payment would otherwise have been made, or in the case of installments, from the date the payments would otherwise have started.

6.6.3 If the new election relates to a payment from the In-Service Account, the new election must be made at least 12 months prior to the date of the first scheduled payment from such account.

      6.7      Acceleration Prohibited. The acceleration of the time or schedule of any payment due under the Plan is prohibited except as provided in regulations and administrative guidance promulgated under Section 409A of the Code. It is not an acceleration of the time or schedule of payment if the Company waives or accelerates the vesting requirements applicable to a benefit under the Plan.

      6.8      Payments Delayed by Company in Certain Circumstances. Notwithstanding anything herein to the contrary, any payment due to a Participant or Beneficiary on a date specified under Section 5 shall be delayed as follows: (i) if the Committee reasonably anticipates that an Company's deduction with respect to the payment otherwise would be reduced or eliminated by application of Code Section 162(m), the payment shall not be made until the earliest date on which the Committee reasonably anticipates that the Company's deduction will not be reduced or eliminated by application of Section 162(m); (ii) if the Committee reasonably anticipates that making the payment will violate a term of a loan agreement or similar contract that the Company entered into for legitimate business reasons and such violation will cause material harm to the Company, then the payment shall not be made until the earliest date on which the Committee reasonably anticipates that making the payment will not violate the agreement or that the violation will not materially harm the Company; and (iii) if the Committee reasonably anticipates that making the payment will violate Federal securities law or other applicable laws, then the payment will not be made until the earliest date on which the Committee reasonably anticipates that the payment will not cause any such violation, provided that for purposes of this Section, inclusion of any amount in gross income or the application of any penalty or other provision of the Code shall not be considered a violation of applicable law.

Section 7--Vesting

A Participant shall be fully vested in the entire Account and all income, gains and losses attributable thereto at all times.

Section 8--Accounts; Deemed Investment; Adjustments to Account

      8.1      Accounts. The Committee shall establish a book reserve account, entitled the "Deferred Compensation Account," or simply "Account," on behalf of each Participant. The Committee shall also establish such sub-accounts as may be required to track the elections and rights of the Participant hereunder, including an In-Service Account, as applicable. The amount credited to the Account shall be adjusted pursuant to the provisions of Section 8.5.

      8.2      Deemed Investments. The Account of a Participant shall be credited with an investment return determined as if the Account were invested in one or more investment funds or Company Stock made available from time to time by the Committee for an investment allocation pursuant to elections of Participants. The available investment options will be communicated to Participants from time to time and may be changed or eliminated in the exercise of its sole and absolute discretion at any time by the Committee, upon written notice to the Participants. Provided, however, that if for any reason the Committee is not able to reasonably determine earnings and losses based on an investment options the Committee has not deleted from the available list, for a period of time exceeding 60 days, the Company shall credit the Account retroactively for that period and any future period before the investment option tracking is available, at a rate equal to the prime rate of interest as published in the Wall Street Journal for that period. If investment options tracking is unavailable for less than 60 days, no make-up earnings credit shall be required.

      8.3      Not Fiduciaries. The Committee, the Company, and, if applicable, the Trustee will not be accountable or liable in any manner for any investment losses to a Participant's Account incurred in connection with implementing the directions of the Participant with respect to the deemed investment of the Participant's Account or due to any reasonable administrative delay in implementing such directions. Neither the Committee, the Company, the Trustee, any record keeper or investment issuer, nor any person performing services regarding the Plan, is a fiduciary to the Participant or responsible for or liable for any damage or loss or expense or other claim that may arise from that Participant's or Beneficiary's investment direction or exercise of control (or from that Participant's or Beneficiary's failure to exercise the Participant's right of investment direction and control).

      8.4      Participant Directions. Participant investment allocation elections shall be designated in writing or via an electronic link, in the manner prescribed by the Committee. The investment election of the Participant shall remain in effect until a new election is made by the Participant, or until changes in the options are made by the Committee. The Committee will determine a default investment option in which amounts assumed to be credited to a Participant's Account will be deemed to be invested if a Participant does not provide investment directions with respect to the Participant's Account. An investment allocation may be changed to apply a new allocation or include a new or replaced deemed investment, by the Committee prospectively at any time, with reasonable notice as soon as practicable thereafter to the Participant, except that: if a portion of an Account is deemed invested pursuant to this Section in Company Stock based on prior investment elections, and is elected to be moved out of that investment by the Participant, existing Account balances cannot thereafter be re-directed to a deemed Company Stock fund. New Deferral Credits may be directed into the Company Stock fund.

      8.5      Adjustments to Deferred Compensation Account. With respect to each Participant who has an Account under the Plan, the amount credited to such account shall be adjusted by the following debits and credits, at the times and in the order stated:

8.5.1 The Account shall be debited each business day with the total amount of any payments made from such Account since the last preceding business day to or for the benefit of the Participant.

8.5.2 The Account shall be credited on each Crediting Date with the total amount of any Deferral Credits added to such account since the last preceding Crediting Date.

      8.5.3      The Account shall be credited or debited on each day securities are traded on a national stock exchange with the amount of deemed investment gain or loss resulting from the performance of the investment funds elected by the Participant in accordance with Section 8.4. The amount of such deemed investment gain or loss shall be determined by the Committee and such determination shall be final and conclusive upon all persons having any interest in the Plan.

      8.6      Statements of Account.       Each Account Statement furnished by (or on behalf of) the Company under this Plan is intended as a legally significant statement of the Participant's current Account. If the, the Participant (or Beneficiary or alternate payee) has not, within 90 days after delivery of an Account Statement, delivered a written objection as to its accuracy, the Account shall then be considered for all purposes as correctly determined at the value set forth on such Statement.

Section 9--Administration by Committee

      9.1      General. This Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion (i) to make, amend, interpret and enforce such rules and regulations for the administration of this Plan as it deems necessary or appropriate; and (ii) to decide or resolve any and all questions, including claims for benefits, and make any interpretations with respect to the Plan that may arise in connection with the Plan. Notwithstanding the foregoing, the Board or the Committee may in its discretion, delegate to the Retirement Committee of Stock Yards Bank and Trust Company (as defined in the its 401(k) and Employee Stock Ownership Plan) any or all of its responsibilities hereunder, in which event the actions of such Retirement Committee shall have the same force and effect as if taken by the Committee.

      9.2      Agents. In the administration of this Plan, the Committee may from time to time employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

      9.3      Binding Effect of Decisions. The decision or action of the Committee with respect to any question of interpretation or fact arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

      9.4      Indemnification of the Committee. The Company shall indemnify and hold harmless the members of the Committee, and in the event of delegation of responsibility to the Retirement Committee of the Company, the members of the Retirement Committee, and each of them against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

      9.5      Company Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Termination of Service of its Participants, and such other pertinent information as the Committee may reasonably require.

      9.6      Correction of Errors. The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case.

      9.7      Authority to Interpret Plan. Subject to the claims procedure set forth in Section 14, the Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and to decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to construe the Plan and determine the facts important to any determination, and to make determinations as to eligibility and benefits under the Plan.

      9.8      Third Party Advisors. The Committee may engage an attorney, accountant, actuary or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan. The Committee shall from time to time, but no less frequently than annually, review the financial condition of the Plan and determine the financial and liquidity needs of the Plan, and shall communicate such needs to the Company so that its assets may be appropriately adjusted to meet such needs.

      9.9      Expense Reimbursement. The Committee shall be entitled to reimbursement by the Company for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

Section 10--Contractual Liability; Trust

      10.1      Contractual Liability. The obligation of the Company to make payments hereunder shall constitute merely a contractual liability of the Company to the Participant. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participant shall not have any interest in any particular assets of the Company by reason of its obligations hereunder. To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.

      10.2      Trust. The Company may, but need not, except in the event of the occurrence of a Change in Control, as that term is defined in any Stock Incentive Plan or replacement or successor thereto in effect for the Company from time to time, establish a Trust, pursuant to such terms and conditions as are set forth in the Trust Agreement. The Trust, if and when established, will be based on the model "rabbi trust" set forth in IRS Revenue Procedure 92-64 or successors thereof, and is intended to be treated as a grantor trust for purposes of the Code and all assets of the Trust shall be held in the United States. The establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted and administered. "Change in Control" for purposes of this Section shall be as that term is defined in any Stock Incentive Plan or replacement or successor thereto in effect for the Company from time to time.

      10.3      Legal Status Of Plan. The Plan is not intended to be qualified under Section 401(a) of the Code. This Plan will be construed and enforced according to the law of the Commonwealth of Kentucky and applicable local law, and the Plan will be interpreted in a manner consistent with the maintenance of its status as a deferred compensation plan in accordance with Code Section 409A. Reference to any Section of the Code will be deemed to incorporate any required amendment of such Section as necessary to maintain the status of this Plan as a tax-deferred compensation plan. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any one or more of the other provisions hereof. The parties hereby agree that this Plan shall be so interpreted as to give effect and validity to all the provisions hereof to the fullest extent permitted by law.

Section 11--Benefits Not Assignable; Facility of Payments

      11.1      No Alienation or Assignment. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, or contracts, liabilities of the person entitled to such benefit. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency. The preceding sentences shall not apply to the creation, assignment or recognition of any right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined by the Committee or its agent to be a qualified domestic relations order, as defined in Section 414(p) of the Code. Payment will be made to an alternate payee under a qualified domestic relations order at the time and in the form Order specifies. Nothing in this Section 11.1 gives any Participant a right to receive a distribution prior to the occurrence of one of the events described elsewhere in this Plan, nor does it permit the alternate payee to receive a form of payment not permitted under the Plan.

      11.2      Payments to Minors and Others. If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 12--Beneficiary

      The Participant's beneficiary shall be the person or persons designated by the Participant on the beneficiary designation form provided by and filed with the Committee or its designee. If the Participant does not designate a beneficiary, the beneficiary shall be the Participant's Surviving Spouse. If the Participant does not designate a beneficiary and has no Surviving Spouse, the beneficiary shall be the Participant's estate. The designation of a beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If a beneficiary (the "primary beneficiary") is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent beneficiary, if any, named in the Participant's current beneficiary designation form. If there is no contingent beneficiary, the balance shall be paid to the estate of the primary beneficiary. Any beneficiary may disclaim all or any part of any benefit to which such beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in a form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the beneficiary who filed the disclaimer had predeceased the Participant.

Section 13--Amendment and Termination of Plan

      13.1      Termination of the Plan. The Company reserves the right to terminate the Plan by the action of its Board and distribute the Accounts of all Participants as provided in Section 13.1.1, 13.1.2 or 13.1.3, or under such other circumstances as permitted under guidance published by the Internal Revenue Service under Code Section 409A (which generally does not allow cessation of deferrals mid-year, except in the circumstances described in this Section). If the Company terminates the Plan, no further deferrals or contributions shall be made, and the Account of all Participants will be determined as if the Participant had experienced a Termination of Service on the date of Plan termination, and paid to the Participant as described in the applicable subsection below.

      13.1.1      Corporate Dissolution or Bankruptcy. The Company may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that all Accounts are distributed and included in the gross incomes of Participants or Beneficiaries in the later of (i) the calendar year in which the Plan termination occurs or (ii) the first calendar year in which the payment is administratively practicable.

      13.1.2      Change in Control. The Company may terminate the Plan within 30 days before or 12 months after a Change in Control Event, provided that all Accounts are distributed within 12 months of the effective date of termination, and that any substantially similar deferred compensation arrangements maintained by the Company also are terminated with all deferred amounts distributed within 12 months of termination. For purposes of this Section, a "Change in Control Event" means a change in control of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the Company's assets, the occurrence of which is objectively determinable, all within the meaning of Code Section 409A and applicable guidance issued thereunder.

      13.1.3      Elimination of All Account-Based Deferred Compensation Arrangements. The Company may terminate the Plan at any time, provided that (i) any other deferred compensation arrangements maintained by the Company that calculate benefits payable to participants based on an account balance are also terminated; (ii) no payments are made to any Participant or Beneficiary under this Plan within 12 months after the effective date of the Plan's termination, except to the extent a payment is otherwise due under Section 5; (iii) all Accounts are completely distributed within 24 months of the effective date of the Plan's termination; and (iv) neither the Company nor any member of the group of businesses under common control with the Company as determined under Code Section 414(c), may adopt a deferred compensation arrangement that calculates benefits based on an account balance for a period of five years after the effective date of the Plan's termination.

      13.2      Amendment. The Company may, at any time and for any reason, amend or modify the Plan in whole or in part by the action of its Board, and the Committee (or, if so delegated, the Retirement Committee of the Company) may make any amendment determined to be required to conform the Plan to the requirements of Code Section 409A in order to avoid income taxation to Participants of amounts accumulated hereunder until actually paid to Participants. No amendment or modification shall have the effect of reducing the value of a Participant's Account in existence at the time the amendment or modification is made (calculated as if the Participant had experienced a Termination of Service as of the effective date of the amendment or modification). Except with respect to Company rights to accelerate payment of benefits upon Plan termination in the preceding Section, no amendment or modification of the Plan shall affect the rights of any Participant or Beneficiary who is entitled to a distribution under the Plan as of the effective date of the amendment or modification.

Section 14--Claims Procedure

      14.1      Presentation of Claim. Any Participant or Beneficiary who believes that he or she is entitled to benefits under the Plan in an amount greater than or at a time different than those received (a "Claimant") may deliver to the Committee a written claim for a determination on the matter. Any claim that relates to the contents of a notice received by the Claimant from the Plan must be made within 60 days after such notice was received by the Claimant. Any other claim must be made within 180 days of the date on which the event that gave rise to the claim occurred. All claims must state with particularity the determination desired by the Claimant.

      14.2      Notification of Decision. The Committee shall consider a Claimant's claim and shall notify the claimant in writing of its determination within a reasonable amount of time and not later than 90 days from the date on which the claim was filed, unless special circumstances require an extension of time, in which case the Committee shall notify the Claimant of its determination within 180 days of the date on which the claim was filed. In the event that special circumstances require an extension of time, the Claimant will be provided with written notice of the extension within the initial 90-day period, which notice shall explain the circumstances requiring an extension and provide the date on which the Committee expects to render a decision on the claim. If no notice is provided within the required time period, the claim shall be deemed denied. Notice of the Committee's determination shall provide either:

14.2.1 that the Claimant's requested determination has been made and that the claim has been allowed in full; or

      14.2.2      that the Committee has reached a conclusion that is contrary, in whole or in part, to the Claimant's requested determination, in which case such notice shall set forth in a manner calculated to be understood by the Claimant:

(i) specific reason(s) for the denial of the claim or any part thereof;
(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(iv)

an explanation of the claim review procedure set forth in Section 15.3 below, including applicable time limits and a statement of such Claimant's right to bring a civil action under Section 502(a) of ERISA in the event that the denial is upheld on review.

      14.3      Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied (or deemed denied by inaction of the Committee), in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Board, or a component thereof so appointed (the "Appeal Committee") a written request for a review of the denial of the claim. Thereafter, the Claimant (or the Claimant's duly authorized representative) shall have the right to:

(i) review documents pertinent to the claim;
(ii) submit written comments or other documents or information; and
(iii) request a hearing, which the Appeal Committee in its sole discretion may grant or deny.

When reviewing a denied claim, the Appeal Committee shall take into account all comments, documents, records and other information submitted by the Claimant (or his or her duly authorized representative) and relating to the claim, without regard to whether such material or information was considered during the initial benefit determination.

      14.4      Decision on Review. The Appeal Committee shall render a decision on review within a reasonable period of time and not later than 60 days after the written request for review is filed, unless a hearing is held or other special circumstances require additional time, in which case the Appeal Committee must provide the Claimant with written notice of the extension within the initial 60-day period and must render a decision within 120 days after the written request for review is filed. Any notice of extension must describe the circumstances requiring the extension and provide a date by which the Appeal Committee expects to render a decision. Notice of the decision on review shall be written in a manner calculated to be understood by the Claimant and, if the claim was denied in whole or in part, shall contain:

(i) specific reason(s) for the decision;
(ii) specific reference(s) to the pertinent Plan provisions upon which the decision was based;
(iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; and
(iv) a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA.

      14.5      Legal Action. Compliance by a Claimant with the foregoing provisions of this Section 14 shall be a mandatory prerequisite to the Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

Section 15--Miscellaneous Provisions

      15.1      Set off. Notwithstanding any other provision of this Plan, the Company may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder (net of any required withholdings) at the time it would otherwise be paid (and not before) by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Company that is then due and payable, and the Participant shall be deemed to have consented to such reduction.

      15.2      Notices. Each Participant and Beneficiary shall be responsible for furnishing the Committee or its designee with his current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

      15.3      Lost Distributees. A benefit shall be deemed forfeited if the Plan Administrator is unable to locate the Participant or Beneficiary to whom payment is due on or before the fifth anniversary of the date payment is to be made or commence; provided, that the deemed investment rate of return pursuant to Section 8 shall cease to be applied to the Participant's account following the first anniversary of such date; provided further, however, that such benefit shall be reinstated at its value at forfeiture if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

      15.4      Reliance on Data. The Company, the Committee and the Plan Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Company, the Committee and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

      15.5      Receipt and Release for Payments. Any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Company with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

15.6 Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

      15.7      Merger or Consolidation; Assumption of Plan. No Company shall consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity (a "Successor Entity") unless such Successor Entity shall assume the rights, obligations and liabilities of the Company under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan. Nothing herein shall prohibit the assumption of the obligations and liabilities of the Company under the Plan by any Successor Entity.

      IN WITNESS WHEREOF, this Stock Yards Bank and Trust Company Director Nonqualified Deferred Compensation Plan (as Amended and Restated in 2006) is hereby amended as of the date set forth above, but actually on the date signed as indicated below.

STOCK YARDS BANK AND TRUST COMPANY

By: /s/ David P. Heintzman

Title: Chairman and CEO

Date: October 20, 2006

SY BANCORP, INC.

By: /s/ David P. Heintzman

Title: Chairman and CEO

Date: October 20, 2006